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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectuses constituting part of this Post-Effective Amendment No. 11 to the Registration Statement of the Inheiritage Account of First Allmerica Financial Life Insurance Company on Form S-6 of our report dated February 1, 2001, relating to the financial statements of First Allmerica Financial Life Insurance Company, and our report dated March 16, 2001, relating to the financial statements of the Inheiritage Account of First Allmerica Financial Life Insurance Company, both of which appear in such Prospectuses. We also consent to the references to us under the heading "Independent Accountants" in such Prospectuses.


/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 20, 2001